Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

ANNOUNCES TERMINATION OF

ASSET EXCHANGE AGREEMENT WITH

LIFEPOINT HOSPITALS, INC. TO EXCHANGE TWO HOSPITALS

NAPLES, FLORIDA (December 16, 2004) — Health Management Associates, Inc. (NYSE: HMA) announced today that an exchange agreement previously announced on October 7, 2004 with LifePoint Hospitals, Inc. (“LifePoint”) (NASDAQ:LPNT) was terminated, and no exchange will take place. Under the terms of the exchange agreement HMA was to acquire from LifePoint substantially all of the assets of the 56-bed Bartow Memorial Hospital, located in Bartow, Florida, and LifePoint was to simultaneously acquire from HMA substantially all of the assets of 76-bed Williamson Memorial Hospital, located in Williamson, West Virginia.

“There will be no change in HMA’s commitment to continue delivering high quality health care to the residents of the Williamson, West Virginia area,” said Joseph V. Vumbacco, HMA’s President and Chief Executive Officer.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and upon completing the previously announced transaction to acquire the 312-bed Bon Secours Venice Hospital, 212-bed Bon Secours St. Joseph’s Hospital, 133-bed Bon Secours St. Mary’s Hospital will operate 56 hospitals in 16 states with approximately 8,233 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

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Health Management Associates, Inc./Page 2

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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